Exhibit 10.49

Line of Credit Agreement

Number: Wuzhongyinshouzi No. 0805040

Party A: Multi-Fineline Electronix (Suzhou 2) Co., Ltd.

Business License number: Qidususuzong No. 011598

Legal representative: Phil Harding

Principal office address: Building A and B, Su Ning Industry Zone, Dong South Road, Suzhou

Postal code: 215128

Deposit bank and account number: Bank of China Wu Zhong Branch 26819008092014

Telephone: 65130088

Fax:

Party B: Bank of China Limited Wu Zhong Branch

Principal: Zhang Shu

Principal office address: No. 108 Dong Wu North Road, Wu Zhong District

Postal code: 215128

Telephone: 65272848

Fax: 65289459

In order to develop a friendly and reciprocal partnership, on the principle of voluntary, equality, mutual benefit and good faith, through negotiation, Party A and Party B enter into the following agreement.

Article 1 Scope of business

Party B shall grant a line of credit to Party A in accordance with this Agreement. Party A may apply to Party B for revolving use, use at its discretion or use in one lump sum of credit in accordance with this Agreement and applicable individual agreements for the purpose of processing RMB short-term loans, foreign exchange short term loans, trade financing, letter of guarantee and undertaking capital business and other financing businesses (collectively referred to as “Individual Financing Business”).

Trade financing business referred to under this Agreement shall include opening international letter of credit, opening domestic letter of credit, import bill advance, shipping guarantee, packing loan, export bill purchase, discount of acceptance draft under Usance letter of credit, buyer’s negotiation of domestic letter of credit, seller’s negotiation of domestic letter of credit, negotiation of domestic letter of credit and other international and domestic trade financing business.

The business of letter of guarantee referred to under this Agreement shall include opening letter of guarantee, standby letter of credit and other international and domestic business of letter of guarantee.

Article 2 Types and amount of line of credit

Party B agrees to grant Party A the following lines of credit:

Currency:	Chinese Currency (RMB)
Amount:	(in letters): One hundred million Yuan
(in figures): ¥100,000,000.00

The types and amount are as follows:

1.	Credit line: Forty Million Yuan, among which:

Short term circulating funds: Forty Million Yuan

2.	Limit of letter of guarantee: Sixty Million Yuan, among which:

Guarantee for the customs duties: Sixty Million Yuan.

Article 3 Use of line of credit

1.	Within the credit period as specified under this Agreement, Party B may use the line of credit in the following first way within the scope for each individual financing business as provided under this Agreement:
1)	Revolving use, the type of line of credit involved: all types of line of credit .
2)	Use in one lump sum, the type of line of credit involved: /

In case Party A needs to use the line of credit as specified under Article 1, it shall file an application with Party B in writing. Party B shall decide whether and how to use the line of credit at its discretion and inform Party A in writing.

2.	The balance of existing credit that Party A grants to Party B in accordance with effective Line of Credit Agreement or similar agreements and its individual agreements as of the effective date of this Agreement shall be deemed as the line of credit incurred under this Agreement.

Among which, the balance of credit using the line of credit shall be deemed as the line of credit incurred under this Agreement.

3.	Unless otherwise provided for, the following businesses shall not occupy the line of credit:
1)	Export bill purchase where the letter of credit is consistent with the documents;
2)	Negotiation or financing based on the draft or money under the export letter of credit or domestic letter of credit accepted, honored, confirmed to pay or guaranteed to pay by the issuing bank or confirming bank and acceptable to Party B;
3)	In case Party A can provide guarantee money, government bonds, deposit receipt issued by Party B or bank acceptance draft, letter of guarantee or standby letter of credit acceptable to Party B, then the amount of credit corresponding to the guarantee will not occupy the line of credit;
4)	…

(…) Other businesses that shall not occupy the line of credit separately agreed by the parties hereto in writing

Businesses that don’t occupy the line of credit and whose business agreements still belongs to the individual agreements under this Agreement shall be an integral part of this Agreement and bound by this Agreement, unless such business agreement provides otherwise.

Article 4 Agreement needs to be signed when undertaking individual credit business

In case Party A applies to Party A for undertaking individual credit business under this Agreement, it shall submit relevant application to Party B and/or sign a corresponding contract/ agreement with Party B (collectively referred to as “Individual agreements”).

Article 5 Term of the Credit

The credit term as specified under Article 2 shall run from the effective date of this Agreement till January 24, 2010.

When the credit period as specified above expires, if Party B intends to grant a further line of credit to Party A, both parties shall, through consultations, sign a supplementary agreement in writing, specifying the new line of credit and its credit period. Such supplementary agreement shall be an integral part of this Agreement and have the same legal effect as this Agreement. Matters not covered therein shall be governed by this agreement.

The expiration of the credit period shall not affect the legal effect of this Agreement or cause the termination of this Agreement. Both parties shall continue to undertake the individual credit businesses undertaken under this Agreement before the expiration of the credit period subject to the provisions of this Agreement and applicable individual agreements and perform their obligations incurred before the expiration of the credit period.

Article 6 Preconditions for individual credit business

To undertake individual credit business, Party A shall meet the following conditions upon Party B’s request:

1.	Reserve and sign related documents, bills, seals, list of related personnel and sample of signature of the company with Party A and complete related documents;
2.	Establish necessary account for undertaking individual credit business;
3.	Have effectively furnished guarantee as provided by this Agreement and individual agreements;
4.	Other preconditions for undertaking this business as provided by individual agreements;
5.	Other conditions that Party B thinks Party A should meet.

Article 7 Representations and warranties

Party A hereby makes the following representations:

1.	Party A is a company legally registered and validly existing and has the full capacity for civil right and capacity to execute and perform this Agreement;
2.	Party A executes and performs this Agreement and individual agreements out of its own will. It has obtained legal and valid authorization in accordance with the requirement of its Articles of Association or other internal management documents and will not violate any other agreements, contracts or other legal documents binding on Party B by doing so. Party A has obtained or accomplished or will obtain or accomplish all related approval, permit, filing or registration necessary for the execution and performance of this Agreement;
3.	All documents, financial statements, vouchers and other data provided to Party B by Party A under this Agreement and individual agreements are true, complete, accurate and effective;
4.	The transaction background of the business that Party A applies to Party B for undertaking is true and legal and has not been used for money laundering and other illegal purposes;
5.	Party A has not concealed any matters that may affect the financial position and capacity to perform this Agreement of Party A and the guarantor from Party B.

Party A hereby warrants that:

1.	It will submit its financial statements (including but not limited to annual reports, quarter reports and monthly reports) and other related documents to Party B regularly or in a timely manner according to the requirements of Party B;
2.	It will accept and coordinate with Party B’s examination and supervision on its use of the line of credit and related production, operation and financial activities;
3.	If Party A signs a counter guarantee contract or similar contract with the guarantor of this Agreement on its obligation of guarantee, such contract will not impair any rights of Party B under this Agreement;
4.	Party A will inform Party B in a timely manner in case of any circumstances that may affect the financial position and capacity to perform this Agreement of Party A and the guarantor, including but not limited to, any forms of division, merger, joint operation, joint venture or cooperation with foreign businessman, contracted management, restructuring, reform, IPO and any other changes in the mode of operation, reduction of registered capital, transfer of significant assets or shareholding, significant liabilities, any significant liabilities newly created upon the collateral, sealing up of the collateral, dissolution, cancellation, filing or being filed for bankruptcy or involving any significant suit or arbitration;
5.	Party A shall handle any matters not covered under this Agreement or individual agreements in accordance with related provisions and business practice of Party B;
6.	It will not mortgage its assets during the credit period;
7.	The average days of turnover of receivables will not be more than 90 days when it draws revolving funds.

Article 8 Related parties of Party A in its group and the disclosure of related transactions

The parties hereto agree that the following Section 2 will be applied:

1.	Party A is not a group client as specified by Party B subject to the Guidelines on the Management of Risks of Credits Granted by Commercial Banks to Group Clients (hereinafter referred to as “Guidelines”).
2.	Party A is a group client as specified by Party B subject to the Guidelines. Party A shall, subject to the provisions of Article 17 of the Guidelines, report all related transactions accounting for more than 10% of its net assets to Party B in a timely manner, including the relationship between the parties to the transaction, item, nature, amount of the transaction or respective proportion and pricing policy (including transactions without any amount or only with negligible amount).

Article 9 Breach of agreement and remedies

Any one of the following circumstances shall constitute or be deemed as breach of this Agreement and individual agreement by Party A:

1.	Party A fails to pay any sum or repay and debts to Party B according to the provisions of this Agreement and individual agreements;
2.	Party A fails to use the loans for the purpose as specified in this Agreement and individual agreements;
3.	The representations of Party A in this Agreement and individual agreements is false or it breaches its warranties made in this Agreement and individual agreements;
4.	Any circumstances as specified in Article 2 Section 4 of this Agreement that may affect Party A or the guarantor’s financial position or its capacity to perform the Agreement in the view of Party B and that Party A fails to provide new guarantee or change the guarantor according the provisions of this Agreement;
5.	Party A terminates its operation, dissolves, is cancelled or goes bankruptcy;
6.	Party A breaches other provisions of this Agreement and individual agreements regarding the rights and obligations of related parties;
7.	Party A breaches other contracts between it and Party B or other agencies of Bank of China Limited;
8.	The guarantor breaches the guarantee contract or other contracts with Party B or other agencies of Bank of China Limited.

Under any of the events of breach as mentioned above, Party B is entitled to take the following measures respectively or at the same time according to actual circumstances:

1.	Request Party A and the guarantor to correct their breach within a fixed period of time;
2.	Reduce, suspend or terminate the line of credit granted to Party A in whole or in part;
3.	Suspend or terminate in whole or in part the acceptance of Party A’s business application under this Agreement and individual agreements or other agreements between Party A and Party B; to suspend or terminate in whole or in part the granting and processing any outstanding loans, trade financing and letter of guarantee;
4.	Declare immediate expiration or maturity in whole or in part of this Agreement and individual agreements, the principal and interests of any outstanding loans, funds of trade financing and money advanced for the letter of guarantee and other accounts payable;
5.	Terminate or cancel this Agreement, or terminate or cancel individual agreements or other agreements between Party A and Party B in whole or in part;
6.	Claim compensation against Party A for the losses arising from Party A’s breach of this Agreement;
7.	Deduct the amount from Party A’s account established in Party B to offset Party A’s debts to Party B in whole or in part by notice to Party B prior to or after such deduction. Any immature sum in such account shall be deemed to mature ahead of schedule; in case of difference between the currency of the account and Party B’s currency of account, the amount deducted shall be converted according to the rate for exchange settlement and sales then applicable to Party B;
8.	Exercise its right to collateral;
9.	Request the guarantor to bear the responsibility of guarantee;
10.	Take any other measures that Party B deems necessary.

Article 10 Reservation of rights

The failure of either party to exercise its right under this Agreement and individual agreements in whole or in part, or require the performance by the other party of its right and obligations in whole or in part, shall not constitute a waiver of such right, obligations or responsibilities by such party.

One party’s consent to any allowance, grace or delay to exercise the right under this Agreement and individual agreements by the other party shall not affect any right that should be entitled to under this Agreement and individual agreements or any applicable laws and regulations and shall be deemed as its waiver of such right.

Article 11 Alteration, modification, termination and partial invalidity

Through mutual agreement, the parties hereto may alter or modify this Agreement in writing. Any alterations or modifications to this Agreement shall be an integral part of this Agreement.

Unless otherwise provided by the laws and regulations or the parties hereto, this Agreement shall not be terminated before all the rights and obligations under this Agreement and individual agreements have been fulfilled.

Unless otherwise provided by the laws and regulations or the parties hereto, the invalidity of any provisions of this Agreement shall not affect the legal effect of other provisions.

Article 12 Governing laws and settlement of disputes

Unless otherwise agreed by the parties hereto, this Agreement and individual agreements shall be governed by the laws of the People’s Republic of China.

Unless otherwise agreed by the parties hereto, after this Agreement and individual agreements go into effect, all disputes arising in connection with or in the execution and performance of this Agreement and individual agreements shall be settled by both parties through negotiation. In case no settlement can be reached, either party may settle the disputes with the following second method:

1.	Submit the dispute to / Arbitration Committee for arbitration;
2.	Bring a lawsuit in the People’s Court where Party B or other agency under the Bank of China Limited exercising rights and obligations subject to this Agreement and individual agreements is domiciled;
3.	To bring a lawsuit in a competent People’s Court.

During the period of the settlement of dispute, if such dispute doesn’t affect the fulfillment of other clauses of this Agreement and individual agreements, such clauses shall continue to be fulfilled.

Article 13 Expenses

Unless otherwise provided by the laws or the parties hereto, Party A shall bear all the expenses arising from the execution and performance of this Agreement and individual agreements and the settlement of disputes (including legal expenses).

Article 14 Annex

The following annexes, other annexes as commonly confirmed by the parties hereto and the individual agreements shall be an integral part of this Agreement and have the same legal effect as this Agreement.

Annex 6: Matters regarding the Establishment of Letter of Guarantee/Standby Letter of Credit

Article 15 Miscellaneous

1.	Without written consent of Party B, Party A shall not transfer any of its rights and obligations under this Agreement and individual agreements to any third party.

2.	If, due to the business needs, Party B needs to entrust other agencies under the Bank of China Limited to perform its rights and obligations under this Agreement and individual agreements, Party A will agree to it. The agencies under the Bank of China Limited entrusted by Party B shall have the right to exercise all rights under this Agreement and individual agreements and to bring lawsuits in court or submit disputes to arbitration body for arbitration under this Agreement and individual agreements.
3.	Without prejudice to other provisions of this Agreement and individual agreements, this Agreement shall be legally binding on the parties hereto and their successors and assignees by law.
4.	Unless otherwise agreed herein, the parties hereto specify the address provided herein is their respective mailing and contact address and promise to inform the other party in writing in a timely manner in case of any change in their mailing and contact address.
5.	The headings and description of business contained herein are for convenience of reference only and are not to be used in the interpretation of the clauses of this Agreement and the rights and obligations of the parties hereto.

Article 16 Effectiveness

This Agreement shall go into effect from the date of execution hereof by the legal representatives, principals or authorized representatives of the parties hereto.

This Agreement is made in two copies, one copy to be held by the parties hereto and the guarantor respectively with equal legal effect.

Party A: Multi-Fineline Electronix (Suzhou 2) Co., Ltd.	Party B: Bank of China Limited Wu Zhong Branch

Authorized Representative (signature):	Authorized Representative (signature):

/s/ Philip A. Harding	/s/ illegible signature

_2009____Year_1____Month__25___Day	__2009___Year__1___Month_25____Day

Annex 6: Matters regarding the Establishment of Letter of Guarantee/Standby Letter of Credit

1.	In cases where the contents of the provisions of this annex conflict with those under the Agreement, this annex shall prevail.
2.	Party A shall meet the preconditions provided under the Agreement when it files application with Party B for the opening of letter of guarantee/standby letter of credit.
3.	Opening and amendment of letter of guarantee/standby letter of credit:
a)	Party B shall, where it accepts the application by Party A for the opening of letter of guarantee/standby letter of credit according to the mutually agreed terms and conditions.
b)	The detailed contents of the letter of guarantee/standby letter of credit opened by Party B at the request of Party A shall be referenced to the Application for the Opening of Letter of Guarantee/Standby Letter of Credit submitted by Party A to Party B and the final contents shall be based on the terms and conditions of the letter of guarantee/standby letter of credit issued by Party B.
c)	In the event of amendments of the letter of guarantee/standby letter of credit by Party A, it shall submit an Application for the Amendment of Letter of Guarantee/Standby Letter of Credit to Party B.
d)	In terms of the amount, currencies, interest rate and terms of the amendments as well as conditions that Party B believes will add to the obligations of the guarantor, Party B shall have the right to request Party A to increase the amount of guarantee, and/or request Party A to acquire the signed approval of the counter guarantor on the Application for the Amendments of Letter of Guarantee/Standby Letter of Credit; otherwise, Party B shall have the right to reject Party A’s amendment application.
e)	The amendments of letter of guarantee/standby letter of credit shall not change the other rights and obligations assumed by Party A under the Agreement and its annexes.

4.	Party A hereby agrees that within the term of the letter of guarantee/standby letter of credit, Party B shall have the right to use the reserve fund deposited by Party A to pay the payment for any claims under the letter of guarantee/standby letter of credit that Party B reviews to be consistent with the terms and conditions of the letter of guarantee/standby letter of credit.

If the reserve fund deposited by Party A falls short of the advance payment of the claims, the payment shall, once made, become Party A’s liabilities to Party B under the Agreement and its annexes. Party A shall bear the interest from the date of advance payment by Party B till the date of repayment and the interest rate for the advance payment shall be determined according to the terms and conditions of the Application for the Opening of Letter of Guarantee/Standby Letter of Credit.

5.	In addition to the contents provided under the Agreement, Party A hereby makes the following guarantees to Party B as part of the business undertaken under this annex.
a)	Where the letter of guarantee/standby letter of credit is presented or transmitted by other banks, Party A hereby agrees to assume all the risks and responsibilities assumed by Party B to the presenting/transmitting bank during the presentation/transmission of the letter of guarantee/standby letter of credit.
b)	Party A shall promptly notify Party B of anything that may impact the guarantee obligations of Party B in terms of the underlying contract of the letter of guarantee/standby letter of credit and the performance, amendment, modification and termination of such underlying contract.
c)	Party A shall coordinate its efforts to assist Party B to fulfill the related procedures in relation to the performance of contract under the guarantee to a foreign party.
d)	Party A shall bear the risks associated with the missing, delay, mistakes or omission, damage or loss of the correspondence, documents under the letter of credit during their delivery, telegraph or any other method of delivery as well as any risks related to any third party service that Party B uses.
e)	Party A hereby agrees to compensate all the risks, liabilities and damages brought to Party B as a result of unspecific date of expiration of the letter of guarantee/standby letter of credit, application of foreign laws or customs and unspecific amount of guarantee.
6.	Other specific matters related to the business under this annex shall be handled according to the terms and conditions of the Application for the Opening of Letter of Guarantee/Standby Letter of Credit and Application for the Amendment of Letter of Guarantee/Standby Letter of Credit.